Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Menzo D. Case
President and Chief Executive Officer
Generations Bancorp NY, Inc.
Seneca-Cayuga Bancorp, Inc.
Tel. (315) 568-5855

Generations Bancorp NY, Inc. Announces Closing of Conversion Transaction

Seneca Falls, New York; January 12, 2021: Generations Bancorp NY, Inc. (“Generations Bancorp”) (Nasdaq: GBNY), the new stock holding company for Generations Bank, announced today that the conversion of The Seneca Falls Savings Bank, MHC (the “MHC”) from the mutual holding company to the stock holding company form of organization and the related stock offering by Generations Bancorp closed as of the close of business today.  As a result, the MHC and Seneca-Cayuga Bancorp, Inc., the former stock holding company of Generations Bank, have ceased to exist and Generations Bancorp has succeeded Seneca-Cayuga Bancorp, Inc. as the stock holding company of Generations Bank.

Seneca-Cayuga Bancorp, Inc.’s common stock ceased be quoted on the OTC Pink Market under the symbol “SCAY” as of the close of business today. Generations Bancorp’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “GBNY” on January 13, 2021.

Generations Bancorp sold a total of 1,477,575 shares of common stock at a price of $10.00 per share in a subscription and community offering, which includes 109,450 shares sold to Generation’s Bank’s Employee Stock Ownership Plan.  Purchasers may confirm their allocations online at https://allocations.kbw.com or by contacting the Stock Information Center at (877) 643-8217 between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except on bank holidays.

Generations Bancorp’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription and community offering and interest checks on or about January 12, 2021.

As part of the conversion transaction, each outstanding share of Seneca-Cayuga Bancorp, Inc. owned as of the closing date by public stockholders of Seneca-Cayuga Bancorp, Inc. (stockholders other than the MHC) have been exchanged for shares of Generations Bancorp common stock at an exchange ratio equal to 0.9980 shares of Generations Bancorp common stock for each share of Seneca-Cayuga Bancorp, Inc. common stock.  Cash will be issued in lieu of a fractional share based on the offering price of $10.00 per share.  Approximately 2,458,401 shares of Generations Bancorp common stock are outstanding as a result of the completion of the conversion transaction, before accounting for adjustments for fractional shares.

Seneca-Cayuga Bancorp, Inc. stockholders holding their shares in street name will receive their shares of Generations Bancorp common stock within their accounts automatically.  Stockholders holding shares in certificated form will be mailed a letter of transmittal as soon as practicable after January 12, 2021, containing instructions as to how to exchange their shares.  Stockholders will receive a DRS statement and cash in lieu of fractional shares after returning their Seneca-Cayuga Bancorp, Inc stock certificates and a properly completed letter of transmittal to Computershare.

Luse Gorman, PC has acted as legal counsel to the Generations Bancorp, the MHC, Seneca-Cayuga Bancorp, Inc. and Generations Bank.  Keefe, Bruyette & Woods, Inc., a Stifel Company, has acted as marketing agent for Generations Bancorp in connection with the subscription and community offerings, and Breyer & Associates PC has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.

Legal Disclosures

The shares of common stock of Generations Bancorp are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion transaction.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading of Generations Bancorp’s common stock on the Nasdaq Capital Market due to market disruptions or otherwise.